
                                                                      EXHIBIT 12

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                                      PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED
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

                                   COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                                                                                               12 Months
                                                                                                                 Ended
                                                              YEARS ENDED DECEMBER 31,                          June 30,
                                      -------------  ------------  -------------  ------------   ------------  -----------
                                          1994          1995           1996          1997           1998          1999
                                      -------------  ------------  -------------  ------------   ------------  -----------
Earnings as Defined in Regulation S-K (A):

Income from Continuing Operations (B)         $667          $627           $588          $560          $644          $700
Income Taxes (C)                               320           348            297           313           428           463
Fixed Charges                                  535           549            527           543           577           590
                                      -------------  ------------  -------------  ------------   ----------    -----------
Earnings                                    $1,522        $1,524         $1,412        $1,416        $1,649        $1,753
                                      =============  ============  =============  ============   ===========   ===========

Fixed Charges as Defined in Regulation S-K (D):

Total Interest Expense (E)                    $462          $464           $453          $470          $481          $477
Interest Factor in Rentals                      12            12             12            11            11            11
Subsidiaries' Preferred Securities
    Dividend Requirements                        2            16             28            44            71            88
Preferred Stock Dividends                       41            34             22            12             9             9
Adjustment to Preferred Stock
    Dividends to state on a
pre-income
    tax basis                                  18             23             12             6             5             5
                                      ------------   ------------  -------------  ------------   -----------   -----------
Total Fixed Charges                           $535          $549           $527          $543          $577          $590
                                      =============  ============  =============  ============   ===========   ===========

Ratio of Earnings to Fixed Charges            2.84          2.78           2.68          2.61          2.86          2.97
                                     =============  ============  =============  ============   ===========   ===========

(A) The term "earnings" shall be defined as pretax income from continuing operations. Add to pretax income the amount of fixed charges adjusted to exclude (a) the amount of any interest capitalized during the period and
     (b) the actual amount of any preferred stock dividend requirements of majority-owned subsidiaries which were included in such fixed charges amount but not deducted in the determination of pretax income.

(B)  Excludes income from discontinued operations and extraordinary item.

(C) Includes State income taxes and Federal income taxes for other income and excludes taxes applicable to extraordinary item.

(D) Fixed Charges represent (a) interest, whether expensed or capitalized, (b) amortization of debt discount, premium and expense, (c) an estimate of interest implicit in rentals, and (d) preferred securities dividend requirements of subsidiaries and preferred stock dividends, increased to reflect the pretax earnings requirement for Public Service Enterprise Group Incorporated.

(E)  Excludes interest expense from discontinued operations.

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